Exhibit 32

Officers’ Section 1350 Certifications

     Each of the undersigned officers of Tarragon Corporation, a Nevada corporation (the “Company”), hereby certifies that (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: March 16, 2005	/s/ William S. Friedman

Name: William S. Friedman
Title: Chief Executive Officer

/s/ Erin D. Pickens

Name: Erin D. Pickens
Title: Executive Vice President
and Chief Financial Officer